UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ________)


Scientific Learning Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)


80880R206
(CUSIP Number)


3/13/2008
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
  Rule 13d-1(b)
x Rule 13d-1(c)
  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934
(Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


13G
CUSIP No.Page X of XX1.  Names of Reporting Persons.

Noel G Moore
2.  Check the Appropriate Box if a Member of a Group
(See Instructions)
(a)
(b) x
3.SEC Use Only
4.Source of Funds (See Instructions)
PF
5.check if Disclosure of Legal Proceedings Is
Required Pursuant to Items 2(d) or 2(e)
6.  Citizenship or Place of Organization
U.S.

Number of Shares Beneficially Owned by Each
Reporting Person With:
7.  Sole Voting Power: 879,306
8.  Shared Voting Power: N/A
9.  Sole Dispositive Power 879,306
10. Shared Dispositive Power: N/A
11. Aggregate Amount Beneficially Owned by
Each Reporting Person: 879,306
12. Check if the Aggregate Amount in Row (11)
Excludes Certain Shares (See Instructions)
13. Percent of Class Represented by
Amount in Row (11): 5.1%
14. Type of Reporting
Person (See Instructions)
IN

13G
CUSIP 00No.

ITEM 1.
       (a) Scientific Learning Corporation.

       (b) 300 Frank H, Ogawa Plaza, suite 600.
        Oakland, CA 94612-2040.

ITEM 2.
       (a) Noel G Moore

       (b) 222 W. Adams St. Suite 2200
        Chicago, IL 60606

       (c) U.S.

       (d) Common Stock

       (e) 80880R206

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO
SS.240.13d-1(b) OR 240.13d-2(b)
OR (c), CHECK WHETHER THE PERSON FILING IS A:

N/A

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: 879,306

(b) Percent of class: 5.1%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to
direct the vote: 879,306

(ii) Shared power to vote or to direct the vote: N/A

(iii) Sole power to dispose
or to direct the disposition of: 879,306

(iv) Shared power to dispose or to
direct the disposition of: N/A

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
OF ANOTHER PERSON.

N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE
SUBSIDIARY WHICH ACQUIRED THE
SECURITY BEING REPORTED ON BY
THE PARENT HOLDING COMPANY.

N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION
OF MEMBERS OF THE GROUP.

N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

N/A




This filing is intended to amend an original inadvertent filing of schedule 13D.
Noel G Moore was eligible to file schedule
13G at the time of the original filing
pursuant to Rule 13d-1(c), and he still
remains eligible.



ITEM 10. CERTIFICATIONS.

(a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

"By signing below I certify that, to the best of my knowledge and belief,the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

(b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

"By signing below I certify that, to the best of my knowledge and belief,the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


6/11/2008
(Date)


/S/ Noel G Moore
(Signature)


Noel G Moore
(Name/Title)



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.
If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person
who signs the statement shall be typed
or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.
See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)